June 21, 2005

Mail Stop 4561

By U.S. Mail and facsimile to (708) 865-7235.

Daniel R. Kadolph
Chief Financial Officer
Midwest Banc Holdings, Inc.
501 West North Avenue
Melrose Park, Illinois 60160

Re:	Midwest Banc Holdings, Inc.
      Form 10-K filed March 11, 2005
	File No. 001-13735

Dear Mr. Kadolph:

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.


Sincerely,



Paul Cline
Senior Accountant


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Mr. Michael W. Carrie
Flagstar Bancorp, Inc.
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